Exhibit 99(h)

           FIRSTCDP, INC. INTERNET ADVERTISING AND COMMISSION CONTRACT

PARTIES: Pursuant to this binding agreement entered into this 15th day of July, 2002, FIRSTCDP, INC., dba www.thehaight.com ("FIRSTCDP"), and Advertiser, also known as NETSTAR2000, INC., dba www.cookforfun.com, Advertiser shall pay to FIRSTCDP $1,500.00 for a bundle of 150,000 ad impressions pursuant to this Advertising Contract.

DEFINITIONS:

Advertising Space means one Advertisement, stored on the FIRSTCDP Internet Web server, with a defined start Date.

Advertisement means the graphic file supplied by an Advertiser which can be selected by a user as a Link.

Link means a request for information from a server other than the FIRSTCDP Internet Web server located at FIRSTCDP'S offices.

Slot means an HTML page which may include a FIRSTCDP Internet Web server located at FIRSTCDP's offices.

Slot means an HTML page which may include a FIRSTCDP Internet Advertising Space and the Sponsor's Advertisement.

Start Date means the first day the FIRSTCDP Internet Web server will display the Advertisement.

FIRSTCDP's Web server means a server computer of FIRSTCDP that users may access via the Internet.

Usage Statistics means a set of numbers compiled by FIRSTCDP and reported on a periodic basis to Advertiser (if requested), for the purpose of assessing a value, and for estimating future rates.

COMMISSIONS: Advertiser will pay to FIRSTCDP on a monthly basis ten percent (10%) of the gross sale proceeds resulting from all sales by Advertiser to users of FIRSTCDP's website who "click through" to Advertiser's website.

PAYMENT: FIRSTCDP reserves the right to hold Advertiser and its authorized advertising agent jointly and severally liable for any and all amounts owed.

RIGHT TO REFUSE UNACCEPTABLE ADVERTISING: FIRSTCDP reserves the right, in its sole discretion, to refuse any advertisement sponsorship banner. FIRSTCDP reserves the right to refuse any advertisement graphic that does not arrive 10 days before the Advertiser would like the banner to be produced online. FIRSTCDP does not accept advertising from companies that produce or provide tobacco, alcohol, or pornographic products or services (FIRSTCDP shall have complete discretion to define), or their subsidiaries, or foundations funded by such companies whose function is to improve acceptance of such products by the public. This Agreement is voidable by FIRSTCDP immediately if Advertiser fails to disclose (or conceals or misrepresents) any involvement with tobacco, alcohol, or pornographic products or services. In addition, FIRSTCDP may in its complete discretion refuse the use of any other advertising that it deems inappropriate.

USAGE STATISTICS: FIRSTCDP MAKES NO GUARANTEE THAT USAGE STATISTICS WILL BE EQUAL TO ANY PUBLISHED NUMBERS AT ANY GIVEN TIME. FIRSTCDP SHALL NOT BE HELD LIABLE FOR ANY CLAIMS AS THEY RELATE TO SAID USAGE STATISTICS. FIRSTCDP PROVIDES ADVERTISERS WITH USAGE STATISTICS ONLY AS A COURTESY TO THE ADVERTISERS.

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TRUTH IN ADVERTISING/INDEMNIFICATION FOR LIABILITY: Advertiser is solely responsible for any legal liability arising out of or relating to (1) the Advertisement, and/or (2) any material to which users can link through the Advertisement. Advertiser represents and warrants that the Advertisement and Link comply with FIRSTCDP's advertising standards; and that it holds the necessary rights to permit the use of the Advertisement and Link by FIRSTCDP for the purpose of this Agreement; and that the use, reproduction, distribution, or transmission of the Advertisement will not violate any criminal laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity. Advertiser agrees to indemnify FIRSTCDP and to hold FIRSTCDP harmless from any and all liability, loss, damages, claims, or causes of action, including reasonable legal fees and expenses that may be incurred by FIRSTCDP, arising out of or related to Advertiser's breach of any of the foregoing representations and warranties.

LIMITATION ON DAMAGES: IN NO EVENT WILL FIRSTCDP BE LIABLE TO ADVERTISER FOR ANY SPECIAL INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT FIRSTCDP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

ASSIGNMENT: Advertiser may not assign this agreement, in whole or in part, without FIRSTCDP's written consent. Any attempt to assign this Agreement without such consent will be null and void.

GOVERNING LAW: This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

ENTIRE AGREEMENT: This Agreement and any and all addenda, exhibits and attachments are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. The terms and conditions of this Agreement will prevail over any contrary or inconsistent terms in any purchase order. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.


FIRSTCDP, INC.


By: /s/ Jonathan A. Firestein
------------------------------
Name: Jonathan A. Firestein
Title: President



NETSTAR2000, INC.


By: /s/ Rodger Spainhower
------------------------------
Name: Rodger Spainhower
Title: Authorized Signatory

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